UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2010

CHURCHILL DOWNS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Kentucky	001-33998	61-0156015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 636-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 16, 2010, Churchill Downs Incorporated, a Kentucky corporation (“CDI”), completed the acquisition of SW Gaming LLC, a Mississippi limited liability company (“SWG”), through a purchase of all of the issued and outstanding membership interests of SWG (the “Acquisition”) from SWG Holdings, LLC, a Delaware limited liability company (“Seller”), pursuant to a Purchase Agreement (the “Purchase Agreement”), dated as of September 10, 2010, among Seller, CDI and HCRH, LLC, a Delaware limited liability company and wholly owned subsidiary of CDI (“Buyer”). As a result of the acquisition, SWG became a wholly owned subsidiary of CDI. SWG owns and operates Harlow’s Casino Resort & Hotel in Washington County, Mississippi.

The Acquisition is valued at approximately $138 million, which CDI paid in cash and is subject to certain post-closing working capital adjustments. Substantially all of the debt of SWG was repaid at the closing of the Acquisition.

A copy of the press release announcing the completion of the Acquisition is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated December 16, 2010 issued by Churchill Downs Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

December 16, 2010	By:	/s/ Rebecca C. Reed
Rebecca C. Reed
Senior Vice President and Secretary

EXHIBIT INDEX

99.1	Press Release dated December 16, 2010 issued by Churchill Downs Incorporated.